EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Fourth Quarter and Year End 2014 Financial Results

THE WOODLANDS, Texas, March 16, 2015 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the fourth quarter and year ended December 31, 2014.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $46.6 million as of December 31, 2014 as compared to $75.8 million as of December 31, 2013. Net cash of approximately $29.3 million was used in operating activities during the year ended December 31, 2014 as compared to $25.3 million for the year ended December 31, 2013. The major use of cash during 2014 was to fund the Company's clinical development programs and associated administrative costs. No cash was used in investing activities during 2014. Cash provided by financing activities during 2014 was $147,000 due to the exercise of 23,334 stock options for cash.

Financial Results

Net loss for the three month period ended December 31, 2014, was ($7.4) million, or ($0.31) per share, as compared to a net loss of ($7.3) million, or ($0.32) per share, for the same period in 2013. The net loss for the twelve month period ended December 31, 2014, was ($32.5) million, or ($1.39) per share, as compared to a net loss of ($28.5) million, or ($1.37) per share, for 2013. The increase in net loss for the three month period ended December 31, 2014 as compared to the same period in 2013 was primarily due to increased payroll and benefits, partially offset by a decreased clinical development expenses related to Androxal® and Proellex®. The increase in net loss for the twelve month period ended December 31, 2014 as compared to 2013 was primarily due to increased expenses in clinical development related to Androxal®, payroll and benefits, non-cash stock based compensation and professional services costs.

While preparing its financial statements for the year ended December 31, 2014, the Company identified a prior period error related to its accounting for patent costs. As disclosed in prior filings, historically the Company had capitalized patent related costs associated with its drug candidates, Androxal® and Proellex®. However, the Company has now concluded that these costs should have been expensed as research and development costs since the related products were, at the time the costs were incurred, in the development phase and had not been approved by the FDA.  The Company concluded this error was not material individually or in the aggregate to any of the prior reporting periods, and therefore, no restatements of previously issued financial statements were necessary. As such, revisions for the prior periods are reflected in the financial statements herein, and will be reflected in future filings containing such information.

Research and development ("R&D") expenses increased 15%, or approximately $3.5 million, to $27.1 million for the year ended 2014 as compared to $23.7 million for 2013. The increase in R&D expenses for 2014 as compared to 2013 was primarily due to an increase of $2.4 million in clinical development expenses related to the Phase 3 studies for Androxal®. Payroll and benefits expenses increased for 2014 as compared to 2013 by $405,000 due to increased headcount and salaries. Included in payroll and benefits expenses is a charge for non-cash stock based compensation of $1.9 million for 2014 as compared to $1.8 million for 2013. Additionally, operating and occupancy expenses increased $608,000 for 2014 as compared to 2013 due to increases in legal expenses and costs associated with our patent portfolio.

General and administrative ("G&A") expenses increased 13%, or approximately $619,000, to $5.4 million for the year ended 2014 as compared to $4.8 million for 2013. Payroll and benefits expenses increased 35%, or approximately $873,000, to $3.4 million for the year ended 2014 as compared to $2.5 million for 2013. Included in payroll and benefits expense is a charge for non-cash stock based compensation expense of $1.9 million for the year ended 2014 as compared to $1.3 million for 2013. Additionally, salaries for 2014 were $1.4 million as compared to $1.1 million for 2013. G&A operating and occupancy expense decreased 11%, or approximately $254,000, to $2.0 million for 2014 as compared to $2.3 million for 2013. The decrease was primarily due to a decrease in professional services costs.

Interest income was $9,000 for both years ended December 31, 2014 and 2013.

As of December 31, 2014, the Company had 24,276,173 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues
Interest income	$ 3	$ 4	$ 9	$ 9
Total revenues	3	4	9	9

Expenses
Research and development	5,771	5,953	27,107	23,657
General and administrative	1,678	1,365	5,437	4,818
Total expenses	7,449	7,318	32,544	28,475

Net loss	$ (7,446)	$ (7,314)	$ (32,535)	$ (28,466)

Net loss per share - basic and diluted	$ (0.31)	$ (0.32)	$ (1.39)	$ (1.37)

Weighted average shares used in loss per share calculation:
Basic	24,234	23,012	23,432	20,808
Diluted	24,234	23,012	23,432	20,808

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$ 46,620	$ 75,807
Other currents assets	289	189
Fixed assets (net)	32	75
Total assets	$ 46,941	$ 76,071

Accounts payable and accrued expenses	$ 2,924	$ 3,552
Stockholders' equity	44,017	72,519
Total liabilities and stockholders' equity	$ 46,941	$ 76,071
CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com